Exhibit 10.1

Prudential Financial, Inc.

Executive Stock Option Program

Grant Acceptance Agreement

You have been granted Xxx options (each an “option”) to purchase Xxx shares of Prudential Financial, Inc. Common Stock (“shares”).

Vesting Dates:

Xx options on February 8, 2006

Xx options on February 8, 2007

Xx options on February 8, 2008

Grant price: $XX.XX per share

Expiration: February 8, 2015

(the tenth anniversary of the grant date)

See the brochure entitled 2005 Long-Term Incentive Program (“Brochure”) for more information about this grant. This Grant Acceptance Agreement (“Agreement”) and the Brochure are subject to the terms, conditions and restrictions contained in the Prudential Financial, Inc. Omnibus Incentive Plan (“Plan”) document. Except as specified otherwise, this Agreement and the Brochure are not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

Your eligibility for the 2005 Long-Term Incentive Program, the benefits provided by this program and all other terms and conditions of the program and any long-term grant of stock options will be determined pursuant to and are governed by the provisions of the Plan document, including decisions of the Compensation Committee provided for in the Plan document. If there is any discrepancy between the information in this grant or in the Brochure and the Plan Document, or if there is a conflict between information discussed by anyone acting on behalf of Prudential Financial, Inc. (“Prudential”) and the actual Plan document, the Plan document, as interpreted by the Compensation Committee or its delegate, in its sole discretion, will always govern.

Nothing contained in this Agreement or the Brochure is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. Employment with Prudential is employment at will, which means that either you or Prudential may terminate the employment relationship at any time, with or without cause or notice.

These stock options are neither transferable nor assignable.

1.	Exercise Methods

Cash Exercise – lets you receive stock, after paying the grant price, applicable taxes and fees, in cash.

Same Day Sale – lets you receive cash, after paying the grant price, applicable taxes and fees, without paying cash out of your pocket.

Sell to Cover – lets you exercise your options and receive stock after paying the grant price, applicable taxes and fees, without paying cash out of your pocket.

One or more of these Exercise Methods may not be available to you should Prudential determine that its availability will or could violate the terms of any relevant law or regulation.

2.	Taxes

Prudential/your employer shall have the right to deduct and report taxes (federal, state, local or social insurance taxes) or other obligations required to be withheld by law on options from any stock or cash payments or distributions made to you. Prudential/your employer may defer issuance of shares upon the exercise of any options until such withholding is satisfied. You will be fully responsible for satisfying your tax responsibility, if any.

3.	Option Term

You will have until February 8, 2015 (the tenth anniversary of the grant date) to exercise your options, unless your employment ends during the option term. See the Brochure for more information on the Plan terms regarding the effect termination of employment will have on your options.

4.	Value of Options

Prudential makes no representation as to the value of these options or whether you will be able to realize any profit based on any award of options to you.

5.	Covenant Not to Solicit; Other Terms and Restrictions

(a)	Restrictions During Employment. You agree that during your employment with Prudential or any of its direct or indirect subsidiaries (the “Company Group”), you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b)	Terms and Restrictions Upon Termination of Employment.

(1)	You agree that, in the event of your termination of employment by Prudential or any member of the Company Group, you will be entitled to the terms provided in paragraph (2), below, but only if you execute and submit by the date specified by Prudential, and do not later revoke, either a Separation Agreement and General Release (in connection with an involuntary termination for any reason other than for Cause) or a General Release of Claims (in connection with a voluntary termination) in a form and with terms and conditions satisfactory to Prudential (hereafter referred to collectively as the “Release”).

(2)	As determined by the Compensation Committee consistent with section 6.6 of the Plan, in the event your employment terminates and you comply with paragraph (1), above, and

a.	You qualify for an Approved Retirement within the meaning of the Plan (whether your termination is voluntary or involuntary), outstanding options, which are not already exercisable will not become immediately exercisable as provided in Plan section 6.6(c). Instead, options will become exercisable on the Vesting Dates shown above. Unexercised options may continue to be exercised as they become vested and until the earlier of the date they expire or five years following your termination of employment that qualifies as an Approved Retirement.

b.	If you terminate in 2005 with less than three calendar months of active service in 2005, your options granted by this Agreement will be forfeited.

c.	The termination is as a result of your resignation, your unexercised options (whether vested or not) will not be forfeited as provided in Plan subsection 6.6(e). Instead, your unexercised options will be exercisable at any time following the effective date of the Release and following the Vesting Date shown above, until the earlier of the date they expire or the ninetieth day following your termination of employment.

(c)	Post-Employment Restrictive Covenants. You agree that until the latest Vesting date shown above or, if ending later, for a period of one year after the termination of your employment with each member of the Company Group for any reason, you shall comply with the following restrictive covenants:

(1)	Non-solicitation. You shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer;

(2)	Additional Restrictive Covenants. In the event of your Approved Retirement, you shall not compete with Prudential [under terms to be determined by the Company].

(d)	Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 5(a) through (c) of this Agreement. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(e)	Remedies. You agree that the restrictions in Subsections 5(a) through (c) are fair, reasonable and necessary and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these restrictions is not readily ascertainable and that the restrictions contained herein are a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the option evidenced by this Agreement. Accordingly, you agree that, in the event that you fail to execute and submit or you revoke a Release required by paragraph 5(b), or you breach any of the restrictive covenants set forth in Subsections 5(a) and 5(c), all unexercised options shall be cancelled immediately as of the date of such failure, as determined in the sole discretion of the Committee or its delegate. You also agree that if you breach any of the restrictive covenants set forth in Subsections 5(a) and 5(c), you shall disgorge to Prudential Financial, Inc. Common Stock (rounded to the nearest whole share) equal in value (using the current Fair Market Value of Prudential Financial, Inc. Common Stock as defined in the Plan, on the date the letter of notification of breach is dated) to the profit that you realized from the exercise of any portion of this option occurring (x) in the case of any breach occurring while you are an employee of the Company Group, within 12 months before the date of such breach or at any time after the date of such breach or (y) in the case of a breach occurring after the termination of your employment, within 6 months before the date on which your employment with the Company Group terminates or at any time after the date of such termination of employment. For the avoidance of doubt, the profit referred to in the preceding sentence shall be equal to the sums (determined separately for each exercise of any portion of the option occurring within the applicable period established pursuant to such sentence) of (i) (A) the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of exercise, in the case of a cash exercise, or the price at which shares of Common Stock are sold, in the case of a cashless exercise, minus (B) the per share exercise price of the option, times (ii) the number of shares of Common Stock acquired upon such exercise of the option. You shall pay any such amount (in the form of Prudential Financial, Inc. Common Stock) to Prudential within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 5 has occurred. If payment is not made within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus 2 percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

6.	Governing Law

The validity, construction and effect of this Agreement and the Plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

7.	Other Terms

Your participation in the Plan is voluntary. The award of these options does not entitle you to any benefit other than that granted under the Plan.

Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, long-service awards, or in the event of severance, redundancy or resignation.

Prudential/your employer will not be responsible if you do not exercise your options.

You understand and accept that the benefits granted under the Plan are entirely at the discretion of Prudential Financial, Inc., and that Prudential Financial, Inc. may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and plans described in this agreement in whole or in part, at any time, without notice to you or your consent.

You understand that you do not have any rights as a stockholder by virtue of the grant of stock options but only with respect to shares of common stock actually issued to you in accordance with the terms hereof.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan. I have received a copy of the Program Brochure as currently in effect.